Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-256910) on Form S-8 of our report dated February 28, 2022, with respect to the consolidated financial statements of Nuvation Bio Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey

February 28, 2022